Exhibit 10.34

Exhibit D

to Merger Agreement

TAX RECEIVABLE AGREEMENT

among

FIRST WIND HOLDINGS INC.

FIRST WIND HOLDINGS, LLC

and

THE SERIES B MEMBERS OF FIRST WIND HOLDINGS, LLC

Dated as of           , 2010

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	2
Section 1.02. Other Definitional and Interpretative Provisions	10

ARTICLE 2
DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

Section 2.01. Exchange Basis Schedule	11
Section 2.02. Tax Benefit Schedule	11
Section 2.03. Procedures, Amendments.	12

ARTICLE 3
TAX BENEFIT PAYMENTS

Section 3.01. Payments.	13
Section 3.02. No Duplicative Payments	14
Section 3.03. Pro Rata Payments	14

ARTICLE 4
TERMINATION

Section 4.01. Early Termination and Breach of Agreement.	14
Section 4.02. Early Termination Notice	16
Section 4.03. Payment upon Early Termination.	16

ARTICLE 5
SUBORDINATION AND LATE PAYMENTS

Section 5.01. Subordination	17
Section 5.02. Late Payments by WIND	17

ARTICLE 6
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. Series B Member Participation in WIND’s and the Company’s Tax Matters	17
Section 6.02. Consistency	18
Section 6.03. Cooperation	18
Section 6.04. Section 754 Elections	18

i

ii

TAX RECEIVABLE AGREEMENT

among

FIRST WIND HOLDINGS INC.

FIRST WIND HOLDINGS, LLC

and

THE SERIES B MEMBERS OF FIRST WIND HOLDINGS, LLC

TAX RECEIVABLE AGREEMENT, dated as of        , 2010 (this “Agreement”), among First Wind Holdings Inc., a Delaware corporation (“WIND”), First Wind Holdings, LLC, a Delaware limited liability company (the “Company”) and each of the undersigned parties hereto identified as “Series B Members.”  Capitalized terms used but not simultaneously defined are defined in or by reference to Section 1.01.

W I T N E S S E T H:

WHEREAS, the Series B Members hold Series B membership interests (“Series B Membership Interests”) in the Company, which is treated as a partnership for United States federal income tax purposes;

WHEREAS, WIND is the managing member of, and holds and will hold Series A membership interests (“Series A Membership Interests”) in, the Company;

WHEREAS, as a result of the Series B Members agreeing to hold Series B Membership Interests rather than transferring all of their Series B Membership Interests in exchange for WIND’s class A common stock, par value $0.001 per share (“Class A Shares”), WIND is expected to incur significantly lower Tax liabilities on an ongoing basis with respect to the operations of the Company;

WHEREAS, the Series B Membership Interests (together with the Class B Shares) are exchangeable for Class A Shares of WIND;

WHEREAS, the Company and each of its direct and indirect subsidiaries that is treated as a partnership for United States federal income tax purposes has or will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which an exchange of Series B Membership Interests (together with Class B Shares) for Class A Shares occurs, which election is intended to result in an adjustment to the Tax basis of the assets owned by the Company and such subsidiaries (solely to the extent allocated to WIND) at the time (each such time, an “Exchange Date”) of an exchange of Series B Membership Interests (together with the Class B Shares) for Class A Shares or any other deemed or actual acquisition of Series B Membership Interests by WIND for cash or otherwise (collectively, an “Exchange”) by reason of such Exchange and the payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax items of (i) WIND, as a member of the Company (and in respect of each of the Company’s direct and indirect subsidiaries treated as a partnership for United States federal income tax purposes) may be affected by the Basis Adjustment and (ii) WIND may be affected by the Imputed Interest; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and the Imputed Interest on the actual liability for Taxes of WIND;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  As used in this Agreement, the following terms have the following meanings:

“Advisory Firm” means       , or any other accounting firm that is a nationally recognized as being expert in Tax matters and that is appointed by the Board.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Law” means, to the extent applicable to WIND, the Company or their activities or any Series B Member, as applicable: (a) all United States federal and state statutes and laws and all statutes and laws of foreign countries; (b) all rules and regulations (including interpretations thereof) of all regulatory agencies, organizations and bodies; and (c) all rules and regulations (including interpretations thereof) of all self-regulatory agencies, organizations and bodies now or hereafter in effect.

“Applicable Series B Member” means in respect of that portion of any Tax Benefit Payment that arises from an Exchange or a deemed Exchange pursuant to clause (6) of the definition of “Valuation Assumptions,” the Exchanging Series B Member or Series B Member deemed to Exchange, as applicable.

“Basis Adjustment” means the adjustment to the Tax basis of an Exchange Asset as a result of an Exchange or the payments made pursuant to this Agreement, under the principles of Section 732(b) of the Code (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes), Section 1012 of the Code or Sections 743(b) and 754 of the Code (including in situations where, following an Exchange, the Company remains in existence as an entity for U.S. federal income Tax purposes) and, in each case, comparable sections of state and local Tax laws.  Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Series B Membership Interests (together with the Class B Shares) shall be determined without regard to any Pre-Exchange Transfer of such Series B Membership Interests (together with the Class B Shares) and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” means, with respect to a security,  any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of WIND.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York City, New York are authorized by law to close.

“Change in Tax Law” is defined in Section 7.14 of this Agreement.

“Change of Control” means the occurrence of any of the following events:

(i)                                                         any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, becomes the Beneficial Owner, directly or indirectly, of securities of WIND representing more than fifty percent (50%) of the combined voting power of WIND’s then outstanding voting securities; or

(ii)                                                      the following people cease for any reason to constitute a majority of the number of directors of WIND then serving: people who, on the date of the consummation of the IPO, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to an election of directors of WIND) whose appointment or election by the Board or nomination for election by WIND’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consummation of the IPO or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)                                                   there is consummated a merger or consolidation of WIND with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of WIND immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iv)                                                  the stockholders of WIND approve a plan of complete liquidation or dissolution of WIND or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by WIND of all or substantially all of WIND’s assets, other than such sale or other disposition by WIND of all or substantially all of WIND’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of WIND in substantially the same proportions as their voting power of WIND immediately prior to such sale.

Notwithstanding the foregoing, (x) the ownership by D.E. Shaw L.P., Madison Dearborn Capital IV, L.P. (and any of their respective Affiliates) of any securities of WIND shall not contribute to or be deemed to cause the occurrence of a Change of Control and (y) except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of capital stock of WIND immediately prior to such transaction or series of transactions continue to have substantially the same proportionate voting power in an entity which owns all or substantially all of the assets of WIND immediately following such transaction or series of transactions.

“Class A Shares” is defined in the recitals.

“Class B Shares” means WIND’s class B common stock, par value $0.001 per share.

“Code” is defined in the recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation Return” means the United States federal and/or state and/or local Tax Return, as applicable, of WIND filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of WIND, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period.  The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 300 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local Tax law, as applicable, or any other event (including the execution of an IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.08(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the sum of (i) the long-term Treasury rate in effect on the applicable date and (ii) the excess, if any, of (x) the interest rate on the longest-maturity debt obligation of WIND (as reflected on its consolidated balance sheet) then-outstanding over (y) the then-current interest rate for U.S. Treasury bonds with a term to maturity that is equivalent to the term of such debt obligation.

“Exchange” is defined in the recitals; “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Assets” means each asset that is held by the Company, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange.

“Exchange Basis Schedule” is defined in Section 2.01 of this Agreement.

“Exchange Date” is defined in the recitals.

“Exchange Payment” is defined in Section 5.01 of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of WIND or any consolidated group of which WIND is a member (or the Company, but only with respect to income of the Company the Tax liability for which is allocable to WIND for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return) as would be shown on its Tax Return (including any consolidated return in which WIND joins) but (i) using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Schedule including amendments thereto for the Taxable Year instead of the Tax basis of the Exchange Assets reflecting the Basis Adjustments and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year.  Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment or to the Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to WIND’s payment obligations under this Agreement.

“IPO” means the initial public offering of Class A Shares by WIND.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means, with respect to any one-month period, the rate per annum equal to the British Bankers Association LIBOR Rate from Telerate Successor Page 3750, as published by Reuters at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such period, as the rate for dollar deposits with a maturity comparable to such period.

“LLC Agreement” means the Limited Liability Company Agreement of the Company dated as of      , 2010, as amended.

“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange, “Market Value” shall mean the fair market value of the Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” is defined in Section 4.02 of this Agreement.

“Series B Member Representative” means        .

“Series B Members” means the parties hereto, other than WIND, and each other Person who from time to time executes a Joinder Agreement in the form attached hereto as Exhibit A.

“Net Tax Benefit” is defined in Section 3.01(b).

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Notice” is defined in Section 7.01.

“Objection Notice” is defined in Section 2.03(a).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Series B Member) of one or more Series B Membership Interests (together with the Class B Shares) (i) that occurs prior to an Exchange of such Series B Membership Interests (together with the Class B Shares), and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the net excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of WIND (or, without duplication, the Company, but only with respect to income of the Company the Tax liability for which is allocable to WIND for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return).  If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the net excess, if any, of the actual liability for Taxes of WIND (or, without duplication, the Company, but only with respect to income of the Company the Tax liability for which is allocable to WIND for such Taxable Year using the same methods, elections, conventions and similar practices used on the relevant Corporation Return) over the Hypothetical Tax Liability for such Taxable Year.  If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means any of (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule or (iii) an Early Termination Schedule.

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“Series A Membership Interests” is defined in the recitals.

“Series B Membership Interests” is defined in the recitals

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of the Company that is treated as a corporation for United States federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of WIND as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, may include a period of less than 12 months for which a Tax Return is prepared) in which there is a Basis Adjustment or increased depreciation, amortization or interest deductions attributable to an Exchange.

“Taxes” means any and all United States federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such taxes; “Tax” has a correlative meaning.

“Taxing Authority” shall mean any domestic, federal, national, state.  county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, or following a Change of Control, as applicable, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, WIND will have sufficient taxable income to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest, (2) the U.S. federal income Tax rates and state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable laws as in effect on the Early Termination Date, (3) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by WIND on a pro rata basis from the date of the Early Termination Schedule through the date that is 5 years prior to the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the fifteenth anniversary of the earlier of (x) the Basis Adjustment and (y) the Early Termination Date; provided, however, that, in the event of a Change of Control involving a sale of assets, non-amortizable assets shall be deemed disposed of at the time of such sale, if earlier, (5) any Subsidiary Stock will be deemed never to be disposed of and (6) if, at the Early Termination Date, there are Series B Membership Interests that have not been Exchanged, then each such Series B Membership Interest shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would have been received if the Exchange occurred on the Early Termination Date.

“WIND” is defined in the preamble.

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified.  Any capitalized term used in any Exhibit but not otherwise defined therein has the meaning ascribed to such term in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Laws.

ARTICLE 2
DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

Section 2.01.  Exchange Basis Schedule.  Within 60 calendar days after the filing of the United States federal income Tax Return of WIND for each Taxable Year, WIND shall deliver to the Series B Member Representative a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail (i) the Non-Stepped Up Tax Basis of the Exchange Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Exchange Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets, shall be based on the Valuation Assumptions).

Section 2.02.  Tax Benefit Schedule.  (a) Within 60 calendar days after the filing of the United States federal income Tax return of WIND for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, WIND shall provide to the Series B Member Representative a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”).  On no more than a quarterly basis, WIND agrees to, at the request of the Series B Member Representative, confirm the value of the applicable Class A Shares with respect to any Exchanges in the prior calendar quarter.  The Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(b)).

(b)   Applicable Principles.  Subject to Section 3.03, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of WIND for such Taxable Year attributable to the Basis Adjustments and Imputed Interest.  The actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by WIND for the Series B Membership Interests and Class B Shares acquired in an Exchange.  Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment and the Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of United States state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or the Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.  All Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Exchange Assets for WIND and (B) have the effect of creating additional Basis Adjustments to Exchange Assets for WIND in the year of payment, and, as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.03. Procedures, Amendments.

(a)        Procedures.  Every time WIND delivers to the Series B Member Representative an applicable Schedule under this Agreement, including any Amended Schedule, but excluding any Early Termination Schedule or amended Early Termination Schedule, (i) WIND also shall (x) deliver to the Series B Member Representative the Corporation Return, along with schedules and work papers, as determined by WIND or requested by the Series B Member Representative, providing reasonable detail regarding the preparation of such Schedule and (y) allow the Series B Member Representative reasonable access(1), to the appropriate representatives of WIND and the Advisory Firm in connection with a review of such Schedule and (ii) the Series B Member Representative shall promptly provide each Applicable Series B Member with the applicable Schedule and related work papers applicable to such Applicable Series B Member.  Each party shall bear its own expenses associated with such review and investigation.  The applicable Schedule shall become final and binding on all parties unless the Applicable Series B Member, within 30 calendar days after an Exchange Basis Schedule or amendment thereto or a Tax Benefit Schedule or amendment thereto was provided to the Series B Member Representative, provides WIND with notice of a material objection to such Schedule (“Objection Notice”) made in good faith.  If WIND and the Applicable Series B Member are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by WIND of an Objection Notice with respect to such Exchange Basis Schedule or Tax Benefit Schedule, WIND and the Series B Member Representative shall employ the reconciliation procedures as provided for in Section 7.09 of this Agreement (the “Reconciliation Procedures”); provided that, to the extent that the matter at issue affects an Applicable Series B Member but not the Series B Member Representative, the Reconciliation Procedures shall be applied, mutatis mutandis, by WIND and the relevant Applicable Series B Member.

(b)        Amended Schedule.  The applicable Schedule for any Taxable Year may be amended from time to time by WIND (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a

(1)        Consider making this cost-free to the Series B Members

Taxable Year after the date the Schedule was provided to the Series B Member Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE 3
TAX BENEFIT PAYMENTS

Section 3.01.  Payments.

(a)        Payments.  Within five (5) Business Days of a Tax Benefit Schedule that was delivered to Series B Member Representative becoming final in accordance with Section 2.03(a), WIND shall pay to the Applicable Series B Members the applicable Tax Benefit Payment determined pursuant to Section 3.01(b).  Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts of the Applicable Series B Members previously designated by each such Series B Member to WIND; provided that no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, United States federal income Tax payments.

(b)        A “Tax Benefit Payment” means an amount, not less than zero, equal to the Net Tax Benefit and the Interest amount.  For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration of Series B Membership Interests (together with Class B Shares) in Exchanges.  The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of Tax Benefit Payments previously made under this Section 3.01; provided, however, that no Series B Member shall be required to return any portion of any previously received Tax Benefit Payment under any circumstances.  The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for the filing of the Corporation Return with respect to Taxes for such Taxable Year until the date of payment.  The Net Tax Benefit shall be determined separately with respect to each separate Exchange on an individual basis by reference to the amount realized by the applicable Exchanging Series B Member on the Exchange of a Series B Membership Interest (and a corresponding Class B Share) and the resulting Basis Adjustment to WIND (as determined pursuant to Section 2.02(b)); provided that for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Exchanges (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1), (3), (4) and (5), substituting in each case the term “the closing date of a Change of Control” for an “Early Termination Date”.

Section 3.02.  No Duplicative Payments.  It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.  It is also intended that the provisions of this Agreement, subject to Article 4 and Section 7.14, will result in 85% of WIND’s Cumulative Net Realized Tax Benefit being paid to the Series B Members pursuant to this Agreement.  The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.03.  Pro Rata Payments.  Notwithstanding anything in Section 3.01 to the contrary, to the extent that (i) WIND’s aggregate Tax benefit with respect to any Basis Adjustment or Imputed Interest is limited in a particular Taxable Year because WIND does not have sufficient Taxable income or (ii) WIND lacks sufficient funds to satisfy, or is prevented under any credit agreement or other arrangement from satisfying, its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the Tax Benefit, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Series B Members in the same proportion as Tax Benefit Payments would have been made absent the limitations in clauses (i) and (ii) of this paragraph, as applicable.

ARTICLE 4
TERMINATION

Section 4.01.  Early Termination and Breach of Agreement.

(a)       WIND may terminate this Agreement with respect to all of the Series B Membership Interests held (or previously Exchanged) by all Series B Members at any time by paying to the Series B Members the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the Early Termination Payment by all Series B Members, and provided, further, that WIND may withdraw any Early Termination Notice prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment by WIND, neither the Series B Members nor WIND shall have any further payment obligations under this Agreement, other than for any (x) Tax Benefit Payment agreed to by WIND acting in good faith and the Applicable Series B Member to be due and payable but unpaid as of the Early Termination Notice and (y) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (y) is included in the Early Termination Payment).  If an Exchange occurs after WIND makes the Early Termination Payments with respect to all Series B Members, WIND shall have no obligations under this Agreement with respect to such Exchange.

(b)        If WIND breaches any of its material obligations under this Agreement, then all of WIND’s obligations hereunder shall be accelerated and calculated as if an Early Termination Notice had been delivered on the date of such breach and such obligations shall include, but shall not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration, (2) any Tax Benefit Payment agreed to by WIND acting in good faith and any Applicable Series B Member to be due and payable but unpaid as of the date of such acceleration, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration.  The failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement; provided that the Series B Member Representative or the party that is entitled to receive such payment has provided WIND with written notice that specifies the amount due, and WIND has failed to make such payment by the later of (x) the 90th day after the date such payment is due and (y) the 30th day after receiving such written notice; and provided further that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.  Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if WIND fails to make any Tax Benefit Payment when due to the extent that WIND has insufficient funds to make such payment as a result of applicable limitation imposed by credit agreements or similar arrangements in respect of indebtedness for borrowed money to which the Company is a party (including, without limitation, limitations on the ability of the Company and its direct and indirect subsidiaries to make distributions or payments to WIND), or if the Board determines in good faith that making any such distribution or Tax Benefit Payment would result in a default under any such credit agreement or similar arrangement in respect of indebtedness for borrowed money to which the Company is a party; provided that the interest provisions of Section 5.02 shall apply to any such late payment (but the Default Rate shall be replaced by the Agreed Rate).  Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if WIND fails to make any Tax Benefit Payment when due if the Board determines in good faith that (i) any such distribution or Tax Benefit Payment could be set aside as a fraudulent transfer or conveyance or similar action under fraudulent transfer laws or (ii) any such distribution or Tax Benefit Payment could cause WIND to be undercapitalized.

(c)        WIND, the Company and each of the Series B Members hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for United States federal income Tax or other applicable Tax purposes.

Section 4.02.  Early Termination Notice.  If WIND exercises its right of early termination under Section 4.01, WIND shall deliver to the Series B Member Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying WIND’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment and the Series B Member Representative shall promptly provide such notice and schedule to each Series B Member.  The Early Termination Schedule shall become final and binding on all parties unless an Applicable Series B Member, within 30 calendar days after the Early Termination Schedule was provided to the Series B Member Representative, provides WIND with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”).  If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by WIND of the Material Objection Notice, WIND and the Series B Member Representative shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement; provided that, to the extent that the matter at issue affects an Applicable Series B Member but not the Series B Member Representative, the Reconciliation Procedures shall be applied, mutatis mutandis, by WIND and the relevant Applicable Series B Member.

Section 4.03.  Payment upon Early Termination.

(a)        Within five (5) Business Days after the Early Termination Schedule has become final and binding, WIND shall pay to each Applicable Series B Member an amount equal to the Early Termination Payment.  Such payment shall be made by wire transfer of immediately available funds to the bank account designated by the Applicable Series B Member.

(b)        The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the Applicable Series B Member the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by WIND to the Applicable Series B Member beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE 5
SUBORDINATION AND LATE PAYMENTS

Section 5.01.  Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by WIND to the Series B Members under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of all obligations in respect of indebtedness of WIND (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of WIND that are not Senior Obligations.

Section 5.02.  Late Payments by WIND.  The amount of all or any portion of any Exchange Payment not made to any Series B Member when due (without regard to Section 5.01) under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE 6
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01.  Series B Member Participation in WIND’s and the Company’s Tax Matters.  Except as otherwise provided herein, WIND shall have full responsibility for, and sole discretion over, all Tax matters concerning WIND and the Company, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, WIND shall notify the Series B Member Representative of, and keep the Series B Member Representative reasonably informed with respect to, the portion of any audit of WIND and the Company by a Taxing Authority the outcome of which is reasonably expected to affect any Series B Member’s rights and obligations under this Agreement, and shall provide to the Series B Member Representative reasonable opportunity to provide information and other input to WIND, the Company and their respective advisors concerning the conduct of any such portion of such audit; Series B Members shall have the right to attend in person or by telephone (but not participate in) any audit of WIND or the Company the outcome of which could reasonably be expected to affect the amount of net payments that the Series B Members are expected to receive under this Agreement; provided, however, that WIND and the Company shall not be required to take any action that is inconsistent with any provision of the Company Agreement.  WIND shall not settle or fail to contest any issue pertaining to taxes that is reasonably expected to affect the Series B Members’ rights and obligations under this agreement without the consent of the Series B Member Representative, such consent not to be unreasonably withheld.

Section 6.02.  Consistency.  Except upon the written advice of an Advisory Firm to WIND, WIND and the Series B Members agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by WIND in any Schedule provided by or on behalf of WIND under this Agreement.  Any Dispute concerning such advice shall be subject to Section 7.09; provided, however, that only the Series B Member Representative shall have the right to object to such advice pursuant to this Section 6.02.  In the event that an Advisory Firm is replaced by WIND, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless (a) otherwise required by law or (b) WIND and the Series B Member Representative agree to the use of other procedures and methodologies.

Section 6.03.  Cooperation.  The Series B Members shall (a) furnish to WIND in a timely manner such information, documents and other materials as WIND may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make themselves available to WIND and its representatives to provide explanations of documents and materials and such other information as WIND or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter described in clause (a) above.  WIND shall reimburse the applicable Series B Member for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

Section 6.04.  Section 754 Elections.  If at any point any Subsidiary of WIND that is a partnership for U.S. federal income tax purposes does not have a valid Section 754 election in effect, WIND shall cause such Subsidiary to make a valid Section 754 election at the time that such Subsidiary files its next U.S. federal income Tax Return.

ARTICLE 7
MISCELLANEOUS

Section 7.01.  Notices.  All notices, requests, consents and other communications hereunder (each, a “Notice”) to any party shall be in writing and shall be delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 7.01) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth in Exhibit B hereto, or below with respect to WIND, or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:

If to WIND, to:

First Wind Holdings Inc.
179 Lincoln Street, Suite 500
Boston, MA  02111
Telephone: 617-960-2888
Facsimile: 617-960-2889
Attention: General Counsel

with a copy (which shall not constitute notice to WIND) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY  10017
Telephone: 212-450-4969
Facsimile: 212-701-5742
Attention: Mario J. Verdolini

Each Notice shall be deemed received on the date sent to the recipient thereof in accordance with this Section 7.01, if sent prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, such Notice shall be deemed not to have been received until the next succeeding Business Day.

Section 7.02.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03.  Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof.

Section 7.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06.  Successors; Assignment; Amendments; Waivers.  No Series B Member may assign this Agreement to any person without the prior written consent of WIND; provided, however, that (i) to the extent Series B Membership Interests are effectively transferred in accordance with the terms of the Company Agreement, the transferring Series B Member may assign to the transferee of such Series B Membership Interests the transferring Series B Member’s rights under this Agreement with respect to such transferred Series B Membership Interests and (ii) a Series B Member shall be entitled to assign its rights under this Agreement to (x) a direct or indirect beneficial owner of such Series B Member in connection with a liquidation or dissolution of such Series B Member or (y) any other then-current Series B Member, and, in either case (i) or (ii), such transferee shall have executed and delivered, or, in connection with such transfer, execute and deliver, a joinder to this Agreement in the form attached hereto as Exhibit A (or such other joinder in form and substance reasonably satisfactory to WIND), agreeing to become a “Series B Member” for all purposes of this Agreement, except as otherwise provided in such joinder.

No provision of this Agreement may be amended unless such amendment is approved in writing by each of WIND and the Company and by Series B Members who would be entitled to receive at least two-thirds (2/3) of the Early Termination Payments payable to all Series B Members hereunder if WIND had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Series B Member pursuant to this Agreement since the date of such most recent Exchange); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain Series B Members will or may receive under this Agreement unless all such Series B Members disproportionately affected consent in writing to such amendment.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.  WIND shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of WIND, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that WIND would be required to perform if no such succession had taken place.

Section 7.07.  Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08.  Resolution of Disputes.  (a) Any and all disputes which are not governed by Section 7.09, including but not limited to any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce.  If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language.  Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.  In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation under this Agreement.  The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, consequential, exemplary or similar damages with respect to any Dispute.  The award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)        Notwithstanding the provisions of paragraph (a), WIND may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Series B Member (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints WIND as such Series B Member’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Series B Member of any such service of process, shall be deemed in every respect effective service of process upon the Series B Member in any such action or proceeding.

(c)        (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award.  The parties acknowledge that the forums designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and (ii) the parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(i) of this Section 7.08 and such parties agree not to plead or claim otherwise.

Section 7.09.  Reconciliation.  In the event that WIND and the Series B Member Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.03, Section 4.02 and Section 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties.  The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either WIND or the Series B Member Representative or other actual or potential conflict of interest.  If the parties are unable to agree on an Expert within thirty (30) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce.  The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by WIND, subject to adjustment or amendment upon resolution.  In the event that this reconciliation provision is utilized, the fees of the Expert shall be paid in proportion to the manner in which the dispute is resolved, such that, for example, if the entire dispute is resolved in favor of WIND, the Series B Member Representative shall pay all of the fees, or if the items in dispute are resolved 50% in favor of WIND and 50% in favor of the applicable Series B Member, each of WIND and the Series B Member Representative shall pay 50% of the fees of the Expert.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be (i) final and may be enforced as if it were the award of an arbitrator issued under and pursuant to the rules of the International Chamber of Commerce and (ii) binding on WIND and the Series B Member Representative and may be entered and enforced in any court having jurisdiction.

Section 7.10.  Withholding.  WIND shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as WIND is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by WIND, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Series B Member.

Section 7.11.  Admission of WIND into a Consolidated Group; Transfers of Corporate Assets.  (a) If WIND becomes a member of another affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)        If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated Tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax

Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12.  Confidentiality.  Each Series B Member acknowledges and agrees that the information of WIND and of its Affiliates is confidential and, except in the course of performing any duties as necessary for WIND and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of WIND and its Affiliates and successors, concerning the Company and its Affiliates and successors or the other Series B Members, learned by the Series B Member heretofore or hereafter.  This Section 7.12 shall not apply to (i) any information that has been made publicly available by WIND or any of its Subsidiaries, becomes public knowledge (except as a result of an act of such Series B Member in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Series B Member to prepare and file his or her Tax returns, to respond to any inquiries regarding the sale from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns.  Notwithstanding anything to the contrary herein, each Series B Member (and each employee, representative or other agent of such Series B Member or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of WIND, the Company, the Series B Members and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Series B Members relating to such Tax treatment and Tax structure.

If a Series B Member commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, WIND shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to WIND or any of its Subsidiaries or the other Series B Members and the accounts and funds managed by WIND and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13.  LLC Agreement.  This Agreement shall be treated as part of the partnership agreement of the Company as described in Section 761(c) of the

Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14.  Change in Tax Law.

Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, any of the Applicable Series B Members reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by any Applicable Series B Member or any member affiliated with an Applicable Series B Member (or direct or indirect equity holders in such member) upon the IPO or any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income Tax purposes or would have other material adverse Tax consequences to an Applicable Series B Member or any direct or indirect owner of an Applicable Series B Member (a “Change in Tax Law”), then (i) at the election of the Applicable Series B Member and to the extent specified by the Applicable Series B Member, this Agreement shall not apply with respect to an Exchange by the Applicable Series B Member occurring after a date specified by the Applicable Series B Member, (ii) at the election of the Applicable Series B Member, this Agreement shall otherwise be amended in a manner determined by WIND and the Series B Member Representative, acting jointly, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment or (iii) at the election of the Series B Members, acting unanimously, this Agreement shall cease to have further effect.

Section 7.15.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

FIRST WIND HOLDINGS INC.

By:
	Name:	Paul Gaynor
	Title:	Chief Executive Officer

FIRST WIND HOLDINGS, LLC

By:
	Name:	Paul Gaynor
	Title:	Chief Executive Officer

D. E. SHAW MWP ACQUISITION HOLDINGS, L.L.C., as Member
By:	D. E. SHAW & CO., L.L.C., AS MANAGER

By:
Name:
Title:

MADISON DEARBORN CAPITAL PARTNERS IV, L.P., as Member
By:	MADISON DEARBORN PARTNERS IV, L.P.
Its:	GENERAL PARTNER
By:	MADISON DEARBORN CAPITAL PARTNERS, LLC
Its:	GENERAL PARTNER

By:
Name:
Title:

A-1

[NAME]

By:
Name:
Title:

B-2

Exhibit A

JOINDER

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as amended, the “Tax Receivable Agreement”) dated as of       , 2010, among First Wind Holdings Inc., a Delaware corporation (“WIND”), First Wind Holdings, LLC, a Delaware limited liability company (the “Company”) and each of the undersigned parties thereto identified as “Series B Members” constitutes the agreement and undertaking of        (the “Permitted Transferee”) in favor of and for the benefit of WIND, the Company and the other parties to the Tax Receivable Agreement.

WHEREAS, on       , 20    , the Permitted Transferee acquired (the “Acquisition”) Series B Membership Interests in the Company and the corresponding Class B Shares of WIND (collectively, the “Interests” and, together with all other Interests hereinafter acquired by the Permitted Transferee from        (the “Transferor”) and its Permitted Transferees, the “Acquired Interests”) from the Transferor; and

WHEREAS, the Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.06 of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the Permitted Transferee hereby agrees as follows:

Section 1.1.  Definitions.  Capitalized words used but not defined in this Joinder are used as defined in the Tax Receivable Agreement.

Section 1.2.  Joinder.  The Permitted Transferee hereby acknowledges and agrees to become a “Series B Member” for all purposes of the Tax Receivable Agreement, including but not limited to, being bound by Section 7.12, Section 2.03, Section 4.02, Section 6.01 and Section 6.02 of the Tax Receivable Agreement, with respect to the Acquired Interests, and any other Interests the Permitted Transferee acquires hereafter.

Section 1.3.  Notice.  All notices, requests, consents and other communications hereunder to the Permitted Transferee shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 1.3) or nationally recognized overnight courier, addressed to the Permitted Transferee at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by Permitted Transferee.

A-1

Section 1.4.  Governing Law.  This Joinder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the Permitted Transferee as of the date first above written.

[NAME]

By:
Name:
Title:

Address for Notices:

Facsimile No.

B-2

Exhibit B

Immediately Following IPO
Name and Address of Series B Member	Number of Series B Membership Interests Owned	Number of Class B Shares Owned

D. E. Shaw MWP Acquisition the Company, L.L.C. [Address] Facsimile:
Madison Dearborn Capital Partners IV, L.P. [Address] Facsimile:
[Name] [Address] Facsimile:
[Name] [Address] Facsimile:

B-1